Exhibit 3.2

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20140581429-86
	Filing Date and Time: 08/12/2014 12:26 PM
	Entity Number: E0171502007-7

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

KollagenX Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Class A Voting Preferred Stock (see attached)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

KOLLAGENX CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
CLASS A PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

The undersigned, Richard Stifel, does hereby certify that:

1. He is the President of KollagenX Corp., a Nevada corporation (the "Corporation").

2. The Corporation is authorized to issue up to 5,000,000 shares of its Preferred stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the amended Articles of Incorporation of the Corporation provides for a class of its authorized stock known as the "Preferred Stock," consisting of up to 5,000,000 shares, $0,001 par value per share.

WHEREAS The Board of Directors is authorized to issue the shares of Preferred Stock from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by die Board of Directors of the Corporation or any committee thereof established by resolution of the Board of Directors pursuant to the Bylaws prior to the issuance of any shares thereof;

WHEREAS, the Board of Directors is authorized to fix for each such class or series of Preferred Stock such voting powers, full or limited, or no voting powers, and such preferences and relive, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of  Directors prior to the issuance of any shares thereof, all in accordance with the laws of the State of Nevada.

WHEREAS, it is die desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a class of the Preferred Stock, which shall consist of up to 1,000,000 shares of the Preferred Stock which die Corporation has the authority to issue, to be designated as “Class A Preferred Stock," as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a class of Preferred Stock for cash or exchange of other securities, rights, services or property and does hereby fix and determine the rights, references, restrictions and other matter relating to such class of Preferred Stock as follows:

RIGHTS AND RESTRICTIONS OF CLASS A PREFERRED STOCK

Dividends on Class A Preferred Stock
The Company shall, in its discretion, determine when and if dividends will be paid, and whether it will be paid in cash, shares of Common Stock, or a combination of both. All Class A Preferred Stockholders shall be treated the same with respect to die payment of dividends as the holders of the Common Shares. In the event the Company elects to pay a portion or all of the dividends on the Class A Preferred Stock by issuing shares of the Company's Common Stock, the shares of common stock issued as dividends shall be restricted, unregistered shares, and will be subject to the same transfer restrictions that apply to the shares of Class A Preferred Stock. The dividend is payable as may be determined by die Board of Directors, out of funds legally available therefor. The Class A Preferred Stock will not have priority as to dividends over the Common Stock and will rank pari passu.

Liquidation Rights
In case of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Shares of the Class A Preferred Stock are entitled to receive a liquidation preference of $0.10 per share before any payment or distribution is made to die holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Class A Preferred Stock. A consolidation or merger of the Company with another corporation will be deemed to be a liquidation, dissolution or winding-up of the Company unless the Company is the surviving corporation and its shareholders immediately prior to the consolidation or merger are the holders of at least fifty-one percent (51%) of the voting equity of the surviving corporation immediately after the consolidation or merger. A sale or transfer of all or part of the Company's assets for cash, securities or other property will not be considered a liquidation, dissolution or winding-up of the Company.

Holders of shares of any Class A Preferred Stock issued in the future shall be entitled to receive a liquidation preference of $0.10 per share, before any payment or distribution is made to the holders of Common Stock or any other series or class of die Company's stock hereafter issued which ranks junior as to liquidation rights to the Class A Preferred Stock. To die extent any payment or distribution is insufficient to pay the entire liquidation preference on all outstanding shares of Class A Preferred Stock, the payment shall be apportioned pro rata among the holders of the Class A Preferred Stock.

 Multiple Voting Rights for Preferred Stock
The holders of die Class A Preferred Stock shall vote for the election of directors, and shall have full voting rights, except that each Class A Preferred share shall entitle the holder to exercise seven hundred fifty (750) votes for each one (1) Class A Preferred Share held.

Redemption Rights of Preferred Stock
The Class A Preferred Stock shall not be redeemable.

Conversion Rights of Preferred Stock
The holders of the Class A Preferred Stock will be entitled at any time to convert their shares of Class A Preferred Stock into shares of the Company's Common Stock at die rate of one (1) share of Class A Preferred Stock for one (1) Share of Common Stock (the Conversion Ratio"). No fractional shares will be issued.

The Conversion Ratio of the Class A Preferred Stock shall be adjusted in certain circumstances, including the payment ol' a stock dividend on shares of the Common Stock and combinations and subdivisions  of the Common Stock.

In the case of any share exchange, capital reorganization, consolidation, merger or reclassification whereby the Common Stock is converted into other securities or property, the Company will make appropriate provisions so that the holder of each share of Class A Preferred Stock then outstanding will have the right thereafter to convert such share of Class A Preferred Stock into the Kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, share exchange, capital reorganization or reclassification by a holder of the number of shares of Common Stock into which such shares of Class A Preferred Stock might have been convened immediately prior to such consolidation, merger, share exchange, capital reorganization  or reclassification.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the Conversion Ratio shall be proportionately decreased in ease of subdivision of shares. If the shares of Common Stock are combined, consolidated or reverse split into a smaller number of shares of Common Stock the Conversion Ratio shall be proportionally decreased. The kind and type of Common Shares issuable upon conversion of the Class A Preferred Stock both before and alter combination, consolidation or reverse split of the Common Shares shall be the same.

The same transfer restrictions imposed on the Class A Preferred Stock shall be applicable to the Common Stock into which the Class A Preferred Stock is converted, although for purposes of Rule 144 as present!) in effect. the holding period requirement may be met by adding together  the period in which the Class A Preferred .Stock is held and the period in which the Common Stock into which the Class A Preferred Stock is converted, is held.

Other Provisions

The shares of Class A Preferred Stock to be issued and any Common Shares into which il is convened, shall he duly and validly is-sued. fully paid and non-assessable. The holders of the Class A Preferred Stock shall not have preemptive rights with respect to any shares of capital Stock of the Company or any other securities of the Company convertible into Common Stock or rights or options to purchase any such shares.

/s/ Richard G. Stifel Richard G. Stifel, President Kollagenx Corp.